UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2 to
SCHEDULE TO
(Rule 13e-4)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
ANALOG DEVICES, INC.
(Name of Subject Company (Issuer) and Filing Person (Offeror))
Options to Purchase Common Stock, $0.16 2/3 par value

(Title of Class of Securities)
032654 10 5
(CUSIP Number of Class of Securities (Underlying Common Stock))
Margaret K. Seif
V.P., General Counsel and Secretary
One Technology Way, Norwood, MA
(781) 329-4700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)
with a copy to:
Mark G. Borden, Esq.
Graham Robinson, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000
CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$141,190,864	$7,879
(1) Estimated solely for purposes of calculating the Amount of Filing Fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in the offer will be tendered pursuant to the offer. These options cover an aggregate of 40,924,888 shares of the issuer’s common stock and have an aggregate value of $141,190,864 as of August 24, 2009, calculated based on a Black-Scholes option pricing model based on a price per share of common stock of $28.24, the price of the issuer’s common stock as reported on the New York Stock Exchange on August 24, 2009.
(2) The Amount of Filing Fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $55.80 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the Amount of Filing Fee and should not be used for any other purpose.
☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	$7,879	Filing Party:	Analog Devices, Inc.
Form of Registration No.:	005-14552	Date Filed:	August 28, 2009
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of the tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer).

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer).

EXPLANATORY NOTE
This Amendment No. 2 (this “Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission (the“SEC”) on August 28, 2009, as amended by Amendment No. 1 to the Schedule TO filed with the SEC on September 8, 2009, relating to an offer by Analog Devices, Inc., a Massachusetts company (the “Company” or “Analog”), to certain employees, subject to specified conditions, to exchange some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.16 2/3 per share (the “Exchange Offer”).
Pursuant to Rule 12b-15 under the Securities Exchange Act of 1934, as amended, this Amendment No. 2 amends and restates only the items and exhibits to the Schedule TO that are being amended and restated, and unaffected items and exhibits are not included herein.
ITEM 12. EXHIBITS.

Exhibit No.	Document

(a)(1)(A)*	Offer to Exchange Certain Stock Options for New Stock Options, dated August 28, 2009

(a)(1)(B)*	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Eligible Employees, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(C)*	Form of Email from Emil Armas to Eligible Employees in the Philippines, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(D)*	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Managers, dated August 28, 2009

(a)(1)(E)*	Notice of Stock Option Exchange Program to Wilmington Eligible Employees

(a)(1)(F)*	Notice of Stock Option Exchange Program to Limerick Eligible Employees

(a)(1)(G)*	Stock Option Exchange Program TO Participation Guide

(a)(1)(H)*	Supplemented Q&As for employees regarding the Stock Option Exchange Program (August 28, 2009)

(a)(1)(I)*	Screenshots from Stock Option Exchange Program Website

(a)(1)(J)*	Stock Option Exchange Program Training Script

(a)(1)(K)*	Terms and Conditions of the Offer

(a)(1)(L)*	Form of Tax Ruling Acceptance Agreement for the Netherlands

(a)(1)(M)*	Form of Tax Ruling Employee Consent for Israel

(a)(1)(N)	Annual Report on Form 10-K for the fiscal year ended November 1, 2008, as filed with the Commission on November 24, 2008 (File No. 1-7819) and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended August 1, 2009, as filed with the Commission on August 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(P)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on February 4, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(Q)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on June 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(R)*	Form of Confirming Memo (Exchange Program) — Standard

(a)(1)(S)*	Form of Confirming Memo — Australia

(a)(1)(T)*	Form of Confirming Memo — Belgium

(a)(1)(U)*	Form of Confirming Memo — Canada

(a)(1)(V)*	Form of Confirming Memo — China

(a)(1)(W)*	Forms of Confirming Memo — Denmark

(a)(1)(X)*	Form of Confirming Memo — France

Exhibit No.	Document

(a)(1)(Y)*	Form of Confirming Memo — Hong Kong

(a)(1)(Z)*	Form of Confirming Memo — Ireland

(a)(1)(AA)*	Form of Confirming Memo — Israel

(a)(1)(BB)*	Form of Confirming Memo — Italy

(a)(1)(CC)*	Form of Confirming Memo — Sweden

(a)(1)(DD)*	Form of Confirming Memo — United Kingdom

(a)(1)(EE)*	Schedule O — A Guide to Issues for Non-U.S. Employee — Israel (revised)

(a)(1)(FF)*	Supplemented Q&As for employees regarding the Stock Option Exchange Program (dated September 8, 2009)

(a)(1)(GG)*	Form of weekly reminder emails

(a)(1)(HH)	Form of email to Israeli employees

(b)	Not applicable

(d)(1)	2006 Stock Incentive Plan of Analog Devices, Inc., filed as Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on February 8, 2006 (File No. 1-7819) and incorporated herein by reference

(d)(2)	Amendment No. 1 to 2006 Stock Incentive Plan of Analog Devices, Inc., filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

(d)(3)	Amendment No. 2 to 2006 Stock Incentive Plan of Analog Devices filed as an exhibit to Company’s Quarterly Report on Form 10-Q for fiscal quarter ended August 1, 2009 as filed with the Commission on August 18, 2009, and incorporated herein by reference

(d)(4)	Analog Devices, Inc. 2001 Broad-Based Stock Option Plan, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(5)	1998 Stock Option Plan of Analog Devices Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(6)	Restated 1994 Director Option Plan of Analog Devices, Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(7)	Analog Devices BV (Ireland) Employee Stock Option Program, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(8)	Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended January 28, 2006 (File No. 1-7819) as filed with the Commission on February 15, 2006 and incorporated herein by reference

(d)(9)	Amendment No. 1 to Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007 (File No. 1-7819) as filed with the Commission on November 30, 2007 and incorporated herein by reference

(d)(10)	Trust Agreement for Deferred Compensation Plan dated as of October 1, 2003 between Analog Devices, Inc. and Fidelity Management Trust Company filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2003 (File No. 1-7819) as filed with the Commission on December 23, 2003 and incorporated herein by reference

(d)(11)	First Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of January 1, 2005, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

Exhibit No.	Document

(d)(12)	Second Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of December 10, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008 (File No. 1-7819) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

*	Previously filed

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

ANALOG DEVICES, INC.
By:	/s/ Margaret K. Seif
Margaret K. Seif
Vice President, General Counsel and Secretary
Date: September 9, 2009

EXHIBIT INDEX

Exhibit No.	Document

(a)(1)(A)*	Offer to Exchange Certain Stock Options for New Stock Options, dated August 28, 2009

(a)(1)(B)*	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Eligible Employees, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(C)*	Form of Email from Emil Armas to Eligible Employees in the Philippines, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(D)*	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Managers, dated August 28, 2009

(a)(1)(E)*	Notice of Stock Option Exchange Program to Wilmington Eligible Employees

(a)(1)(F)*	Notice of Stock Option Exchange Program to Limerick Eligible Employees

(a)(1)(G)*	Stock Option Exchange Program TO Participation Guide

(a)(1)(H)*	Supplemented Q&As for employees regarding the Stock Option Exchange Program (dated August 28, 2009)

(a)(1)(I)*	Screenshots from Stock Option Exchange Program Website

(a)(1)(J)*	Stock Option Exchange Program Training Script

(a)(1)(K)*	Terms and Conditions of the Offer

(a)(1)(L)*	Form of Tax Ruling Acceptance Agreement for the Netherlands

(a)(1)(M)*	Form of Tax Ruling Employee Consent for Israel

(a)(1)(N)	Annual Report on Form 10-K for the fiscal year ended November 1, 2008, as filed with the Commission on November 24, 2008 (File No. 1-7819) and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended August 1, 2009, as filed with the Commission on August 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(P)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on February 4, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(Q)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on June 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(R)*	Form of Confirming Memo (Exchange Program) — Standard

(a)(1)(S)*	Form of Confirming Memo — Australia

(a)(1)(T)*	Form of Confirming Memo — Belgium

(a)(1)(U)*	Form of Confirming Memo — Canada

(a)(1)(V)*	Form of Confirming Memo — China

(a)(1)(W)*	Forms of Confirming Memo — Denmark

(a)(1)(X)*	Form of Confirming Memo — France

(a)(1)(Y)*	Form of Confirming Memo — Hong Kong

(a)(1)(Z)*	Form of Confirming Memo — Ireland

(a)(1)(AA)*	Form of Confirming Memo — Israel

(a)(1)(BB)*	Form of Confirming Memo — Italy

(a)(1)(CC)*	Form of Confirming Memo — Sweden

Exhibit No.	Document

(a)(1)(DD)*	Form of Confirming Memo — United Kingdom

(a)(1)(EE)*	Schedule O — A Guide to Issues for Non-U.S. Employees — Israel (revised)

(a)(1)(FF)*	Supplemented Q&As for employees regarding the Stock Option Exchange Program (dated September 8, 2009)

(a)(1)(GG)*	Form of weekly reminder emails

(a)(1)(HH)	Form of email to Israeli employees

(b)	Not applicable

(d)(1)	2006 Stock Incentive Plan of Analog Devices, Inc., filed as Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on February 8, 2006 (File No. 1-7819) and incorporated herein by reference

(d)(2)	Amendment No. 1 to 2006 Stock Incentive Plan of Analog Devices, Inc., filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

(d)(3)	Amendment No. 2 to 2006 Stock Incentive Plan of Analog Devices filed as an exhibit to Company’s Quarterly Report on Form 10-Q for fiscal quarter ended August 1, 2009 as filed with the Commission on August 18, 2009, and incorporated herein by reference

(d)(4)	Analog Devices, Inc. 2001 Broad-Based Stock Option Plan, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(5)	1998 Stock Option Plan of Analog Devices Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(6)	Restated 1994 Director Option Plan of Analog Devices, Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(7)	Analog Devices BV (Ireland) Employee Stock Option Program, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(8)	Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended January 28, 2006 (File No. 1-7819) as filed with the Commission on February 15, 2006 and incorporated herein by reference

(d)(9)	Amendment No. 1 to Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007 (File No. 1-7819) as filed with the Commission on November 30, 2007 and incorporated herein by reference

(d)(10)	Trust Agreement for Deferred Compensation Plan dated as of October 1, 2003 between Analog Devices, Inc. and Fidelity Management Trust Company filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2003 (File No. 1-7819) as filed with the Commission on December 23, 2003 and incorporated herein by reference

(d)(11)	First Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of January 1, 2005, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

(d)(12)	Second Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of December 10, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008 (File No. 1-7819) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

*	Previously filed